UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2026

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Option Repricing

On October 13, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of Alector, Inc. (“Alector” or the “Company”) approved an option repricing. The repricing generally applied to stock options to purchase shares of the common stock of Alector that: (i) were granted to current employees under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), or the Company’s 2017 Stock Option and Grant Plan (together with the 2019 Plan, the “Plans”) and applicable award agreements thereunder; (ii) as of the effective date of the repricing, were held by continuing employees; and (iii) had an exercise price per share greater than $1.87 (the “Eligible Options”).

The repriced options include Eligible Options held by each of Arnon Rosenthal, Ph.D., the Company’s Co-founder and Chief Executive Officer (options to purchase an aggregate of 2,421,197 shares with original exercise prices ranging from $6.48 to $23.70 per share) and Grace Wong-Sarad, the Company’s Chief Accounting Officer and principal accounting officer (options to purchase an aggregate of 87,385 shares with original exercise prices ranging from $9.46 to $23.70 per share).

The new exercise price for repriced options is $1.87 per share, the closing price of the Company’s common stock on the Effective Date. However, if an employee exercises a repriced Eligible Option before the end of the Retention Period (as defined below), such employee will be required to pay a premium exercise price that is equal to the original exercise price per share of such Eligible Option as in effect immediately prior to the Effective Date. There was no change to the expiration dates or service-based vesting criteria of, or number of shares underlying the Eligible Options, and such options remain subject to the terms of the applicable Plans and award agreements. For the purposes of the repricing, “Retention Period” means the period that begins on the effective date of the repricing and ends on the earliest of the following: (i) one year following the Effective Date; (ii) a Change in Control (as defined in the applicable Plan); and (iii) the option holder’s death or Disability (as defined in the applicable Plan).

The Board approved the repricing following careful consideration of various alternatives and a review of other applicable factors, receipt of the advice of the Company’s independent compensation consultant and recommendation of the People, Culture, and Compensation Committee of the Board, with deliberations relating to the repricing occurring throughout 2026. The Board designed the repricing, including the provision of the Retention Period, with the objectives of retaining and motivating the holders of the Eligible Options to continue to work in the best interests of the Company and its stockholders. By implementing the repricing, the Company would not be incurring the stock dilution resulting from additional equity grants or additional cash expenditures resulting from additional cash compensation that could have been considered as alternatives for retention and motivation as compared to a repricing. As of the date of approval of the repricing, a majority of the stock options held by Company employees were “underwater,” with exercise prices per share above the current market price of a share of the Company’s common stock. The total number of shares underlying all repriced options was approximately 4.05 million shares. The repriced options previously had exercise prices ranging from $6.48 to $33.11 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALECTOR, INC.

Date:	October 14, 2026	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer